CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to theRevised Form of KonaTel, Inc. 2017 Incentive Stock Option Plan for Employees and the Revised Form of KonaTel, Inc. 2017 Incentive Stock Option Plan for Independent Directors of KonaTel, Inc. of our report dated April 14, 2022, with respect to the financial statements of KonaTel, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

July 6, 2022